Exhibit 23.1

Accountants' Consent

We consent to the reference to our firm under the caption "Experts" in amendment No. 5 to the Registration Statement on Form S-3 (No. 333-109916) and related Prospectus of Flight Safety Technologies, Inc. and to the incorporation by reference therein of our report dated July 9, 2003, except for note 11 as to which the date is January 8, 2004.

/s/  Kostin, Ruffkess & Company, LLC
Kostin, Ruffkess & Company, LLC
Farmington, Connecticut
June 21, 2004